Exhibit 99.2

Socket Mobile Contacts:	Editorial Contacts:
Carol Montalvo	Monica Appelbe or Michelle Homes
Sr. Marketing Communications Mgr.	LEWIS PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Investor Relations Contacts:
David Dunlap	Todd Kehrli, Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Communications Regains Compliance with
Nasdaq Minimum Bid Price Rules

NEWARK, Calif., - October 15, 2007 - Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity solutions, today announced that it received a NASDAQ Staff Letter, dated October 12, 2007, advising that the Company has regained compliance with the minimum $1.00 bid price requirement for continued listing on the NASDAQ Global Market Exchange required by Marketplace Rule 4450(a)(5). Previously, on May 22, 2007, Socket received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that that Company had failed to comply with the minimum bid price requirement of $1.00 over the previous 30 consecutive business days as required by the NASDAQ Marketplace Rules. During the subsequent compliance period provided under the Marketplace Rules, the closing bid price of the Company's common stock was at $1.00 per share or greater for at least 10 consecutive business days, returning the Company to compliance with Marketplace Rule 4450(a)(5).

About Socket Mobile

Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems by offering a handheld mobile computer and one of the most complete portfolios of essential mobile data collection and networking connectivity peripherals that will enable mobile automation and productivity increases for small to medium deployments. The company also offers OEM partner solutions and software development programs. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.

© 2007, Socket Communications, Inc., dba Socket Mobile, Inc. All rights reserved.

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